                                                                     EXHIBIT 4.3

                       NONSTATUTORY STOCK OPTION AGREEMENT

EFFECTIVE DATE:   October 31, 1996

PLACE:            Chandler, Arizona

PARTIES: ADFlex Solutions, Inc., a Delaware corporation (the "Corporation"), and ________ ("Optionee")

RECITALS:

      The Corporation desires to attract and retain qualified outside Directors and to encourage stock ownership by outside Directors in the Corporation. To this end, the Corporation desires to afford Optionee an opportunity to purchase shares of its $0.01 par value common stock (the "Common Stock").

AGREEMENTS:

      In consideration of the mutual promises herein contained, the parties agree as follows:

      1. Grant of Option. Subject to the vesting requirements contained in paragraph 3 hereof, the Corporation hereby irrevocably grants to Optionee the right and option (the "Option") to purchase all or any part of an aggregate of up to six thousand (6,000) shares of Common Stock (the "Shares"), on the terms and conditions set forth herein.

      2. Purchase Price. The purchase price of the Shares acquired pursuant to the exercise of the Option shall be Eight Dollars and Seventy-Five cents ($8.75) per Share, which, for purposes of this Agreement, has been determined by the Corporation to be the fair market value per Share of such Shares on the Effective Date hereof. The purchase price shall be paid in the manner set forth on paragraph 8 hereof.

      3. Vesting. Optionee's right to acquire Shares pursuant to the exercise of the Option as provided herein shall vest as to one-third (l/3) of the Shares subject to the Option on each of the first, second and third anniversaries of the Effective Date of this Agreement. Notwithstanding the foregoing, this Option shall become fully vested and exercisable in full in the event of a Change of Control (defined below), and shall remain so exercisable for all the Option shares following the Change of Control until the expiration or sooner termination of the Option term.

      4. Term of Option. The term of the Option shall be for a period of ten
(10) years from the Effective Date hereof, subject to earlier termination as provided herein.

      5. Exercise of the Option. Subject to earlier termination of the Option as provided herein, and to the vesting provisions contained in paragraph 3 hereof, Optionee may exercise the Option from time to time as to any part or all of any vested Shares covered hereby.

      6. Rights as Stockholder. Optionee shall not by reason of the Option have any rights of a stockholder of the Corporation until Optionee, from time to time, shall have exercised the Option, and, upon each such exercise, Optionee shall have, with respect to the number of Shares as to which the Option is then exercised, all rights of a stockholder of record from the date of such exercise, irrespective of whether certificates to evidence the Shares with respect to which the Option was exercised shall have been issued on such date. No adjustment shall be made for dividends or other rights for which the record date is prior to the exercise of the Option.

      7. Method of Exercising.

            (a) Notice of Exercise/Payment of Purchase Price. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the attention of the Secretary of the Corporation, at the Corporation's main office, or at such other address as the Corporation, by notice to Optionee, may designate from time to time. The notice from Optionee shall slate the election to exercise the Option and the number of Shares in respect of which the Option is being exercised, and shall be signed by the person or persons exercising the Option. Such notice shall be accompanied by payment of the full purchase price of such Shares: (i) in cash or by personal, cashier's or certified check; (ii) in shares of common stock of the Corporation (valued at their fair market value on the date the Option is exercised); (iii) by providing irrevocable instructions (x) to Optionee's designated broker to sell Shares subject to the Option and to remit to the Corporation the proceeds of such sale not later than the settlement date in an amount equal to the amount due to the Corporation, and (y) to the Corporation to issue the certificate(s) representing the Shares pursuant to the Instructions of Optionee's designated broker; or (iv) in any combination of the foregoing.

            (b) Stock Certificates. The Corporation shall deliver a certificate or certificates representing any Shares acquired hereunder as soon as practicable after the notice and payment shall be received. The certificate or certificates for the Shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons exercising the Option or, if the Option shall be exercised by Optionee and if Optionee shall so request in the notice exercising the Option, shall be registered in the name of Optionee and another person jointly, as joint tenants with right of survivorship, and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. If the Option shall be exercised by the legal representative of Optionee's estate, or by any person or persons who shall have acquired the Option directly from Optionee as a result of Optionee's death, whether by request, inheritance, or otherwise, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

      8. Death or Disability or Termination of Term of Office.

            (a) In the event of the Optionee's cessation of Board service other than because of death or Disability (defied below), the common shares subject to this Option that are vested at the date of cessation of Board service were not previously exercised shall be exerciseable by the Optionee until the earlier of
(i) the date of expiration thereof, or (ii) six (6) months following the date of cessation of Board service. Each such Option shall immediately terminate and cease to remain outstanding, at the time of such cessation of Board service, with respect to any Option shares in which the Optionee is not otherwise at that time vested.

            (b) In the event of the death of the Optionee within six (6) months after cessation of Board service, this Option shall be exerciseable to the extent that the Optionee was vested at the time of his cessation of Board service but for which the Option was not previously exercised, by the personal representative of the Optionee's estate or any person or persons to whom this Option may be transferred by will or by the laws of descent and distribution. The Option shall terminate on the earlier of (i) the date of expiration thereof, or (ii) twelve (l2) months following the date of death of the Optionee.

            (c) In the event of the death or Disability of Optionee while a Director of the Corporation the common shares subject to this Option that were not previously exercised shall immediately vest in full and be exerciseable by Optionee, or a representative of the Optionee's estate, or any person or persons to whom this Option may be transferred by will or by the laws of descent and distribution. The Option shall terminate on the earlier of (i) the date of expiration thereof, or (ii) twelve (12) months following the date of death or Disability of the Optionee.

      9. Reservation of Shares. The Corporation shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all fees, expenses, and taxes necessarily incurred by the Corporation in connection therewith, and shall, from time to time, use its best efforts to comply with all laws, rules, and regulations which, in the opinion of counsel for the Corporation, shall be applicable Hereto.

      10. Adjustment for Recapitalization. In the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation or any merger, consolidation, spin-off, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing, appropriate adjustments shall be made by the Board of Directors to the number and kind of Shares and the price per Share subject to this Agreement.

      11. Additional Arrangements. Nothing contained in this Agreement shall prevent the Corporation from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. This Agreement shall not constitute or be evidence of any agreement or understanding, express or implied, that the Corporation will retain Optionee as a Director for any period of time.

      12. Action Taken in Good Faith. No member of the Board of Directors nor any officer or employee of the Corporation acting on behalf of the Board of Directors, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Agreement.

      13. Governing Law. This Agreement shall be governed by anal construed in accordance with the laws of the State of Arizona.

      14. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

      15. Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below:

            a.    A "Chance of Control" shall he deemed to have occurred upon:

                  (1) the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation possessing more than 50% of the total combined voting power of the Corporation's then outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders or other transaction, in each case which the Board of Directors does not recommend such stockholders to accept; or

                  (2) a change in the composition of the Board over a period of 36 consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by, reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or

                  (3) the stockholders of the Corporation approve a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Corporation is incorporated; or

                  (4) the stockholders of the Corporation approve the sale, transfer or over disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation; or

                  (5) the stockholders of the Corporation approve a reverse merger in which the Corporation is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

            b. "Disability" means He permanent and total disability of Optionee as determined under the Corporation's disability program.

            IN WITNESS WHEREOF, the undersigned have duly executed this Agreement effective as of the day and year first above written.

CORPORATION:                                 OPTIONEE.:

ADFlex Solutions, Inc.,
a Delaware corporation




By_____________________________________      _____________________________
  Rolando C. Esteverena, Chairman & CEO      Richard P. Clark



By_____________________________________
  Michael L. Pierce, Secretary